Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Stryker Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Debt	4.550% Notes due 2027	457(r)	$500,000,000	99.917%	$499,585,000	0.00015310	$76,486.47

Fees to Be Paid	Debt	4.700% Notes due 2028	457(r)	$700,000,000	99.934%	$699,538,000	0.00015310	$107,099.27

Fees to Be Paid	Debt	4.850% Notes due 2030	457(r)	$800,000,000	99.824%	$798,592,000	0.00015310	$122,264.44

Fees to Be Paid	Debt	5.200% Notes due 2035	457(r)	$1,000,000,000	99.722%	$997,220,000	0.00015310	$152,674.39

	Total Offering Amount					$2,994,935,000

	Net Fee Due							$458,524.57

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form
S-3
(No.
333-275853
)
filed by Stryker Corporation on December 1, 2023.